Exhibit 10.1

PRIVATE AND CONFIDENTIAL
Ms Andrea Saia
5 Merchant Square
London
United Kingdom
W2 1AY

27 July 2016

Dear Ms Saia,
Letter of appointment
The board of directors (the "Board") of LivaNova PLC (the "Company") has appointed you as a non-executive director of the Company.
This letter sets out the main terms of your appointment. If you need any more information, please let me know.
By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.
1.	APPOINTMENT
1.1
Subject to the remaining provisions of this letter, your appointment shall commence on 27 July 2016 until the Annual General Meeting ("AGM") following the second full financial year of the Company, subject to the earlier termination in accordance with the Company's articles of association, as amended from time to time (the "Articles"). Either party may terminate your appointment at any time on giving to the other party one month's prior written notice.

1.2	Your appointment is subject to the Company's Articles. Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company.
1.3
Continuation of your appointment is contingent on your continued satisfactory performance and re-election by the shareholders and any relevant statutory provisions relating to removal of a director. If the shareholders do not re-elect you as a director, or you are removed from office under the Articles, your appointment shall terminate automatically, with immediate effect and without compensation.

1.4	If the Board, with you abstaining, requests your resignation at any time, you will be deemed to have given notice of your resignation and your resignation will take effect on the date specified by the Board.  If that date is before the end of the notice period that would otherwise be given pursuant to clause 1.1 (and you have not been asked to resign as a result of a breach by you of the terms of this Letter), then the Company will make a payment to you of the fees you would have received during the outstanding notice period.
1.5	Any term renewal is subject to Board review and AGM re-election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board (or any other committee of the Board).
1.6
You may be required to serve on one or more Board committees. You will be provided with the relevant terms of reference on your appointment to such committee. You also may be asked to serve as a non-executive director on the board of any of the Company's subsidiaries or joint ventures, or as senior independent director. Any such appointment will be covered in a separate communication.

1.7	Notwithstanding paragraphs 1.1 to 1.6 above, the Company may terminate your appointment with immediate effect if you have:
(a)	committed a material breach of your obligations under this letter;
(b)	committed any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your statutory, fiduciary or common-law duties);
(c)
been guilty of any fraud or dishonesty or acted in any manner which, in the Company's opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company's interests;

(d)	been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;
(e)	been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984;
(f)	been disqualified from acting as a director; or
(g)	not complied with the Company's anti-corruption and bribery policy and procedures or the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act 1977.
1.8	On termination of your appointment, you shall, at the Company's request, resign from your office as director of the Company and any offices you hold in any of the Company's group companies.
1.9	If matters arise which cause you concern about your role, you should discuss these matters with the chairman or senior independent director. If you have any concerns which cannot be resolved,

and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the chairman or the senior independent director for circulation to the Board.
2.	TIME COMMITMENT
2.1
You will be expected to devote such time as is necessary for the proper performance of your duties. You will be required to attend quarterly Board meetings, the AGM, at least one site visit a year, Board dinners, meetings with the non-executive directors, meetings with shareholders, meetings forming part of the Board evaluation process and updating and training meetings. Some of these meetings may involve overseas travel. In addition, you will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined in this paragraph.

2.2
You will also be required to serve as a member of the Company's Audit & Compliance Committee and will be expected to devote such time as is necessary for the proper performance of your duties. Any specific responsibilities or terms of reference of the Audit & Compliance Committee will be covered in a separate communication.

2.3
The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.4
By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively. You should obtain the agreement of the chairman before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

2.5
You confirm that you that you have disclosed to the Board (and will continue to disclose) all of your other directorships and significant appointments and the amount of time you expect that these appointments will take up.

3.	ROLE AND DUTIES
3.1	The Board as a whole is collectively responsible for the success of the Company. The Board's role is to:
(a)
provide entrepreneurial leadership of the Company within the framework of prudent and effective controls which enable risk to be assessed and managed;set the Company's strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives and review management performance;

(b)	review management performance; and
(c)	develop, set and promote the Company's values and standards and ensure that its obligations to its shareholders and others are understood and met.
3.2
As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.3
You shall exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the UK Companies Act 2006, the UK Financial Conduct Authority's (the "FCA") Listing, Prospectus, Disclosure and Transparency Rules, the applicable requirements of the United States federal securities laws and rules and the regulations of the United States Securities and Exchange Commission (the "SEC Rules") and the applicable requirements of the NASDAQ Stock Market Rules (the "NASDAQ Rules").

3.4
You shall have particular regard to the general duties of directors in Part 10 of the UK Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

(a)	the likely consequences of any decision in the long term;
(b)	the interests of the Company's employees;
(c)	the need to foster the Company's business relationships with suppliers, customers and others;
(d)	the impact of the Company's operations on the community and the environment;
(e)	the desirability of the Company maintaining a reputation for high standards of business conduct; and
(f)	the need to act fairly as between the members of the Company.
3.5	In your role as a non-executive director of the Company, you shall also be required to:
(a)	constructively challenge and help develop proposals on strategy;
(b)	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;
(d)
be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(e)	scrutinise standards of conduct, compliance and control in relation to the Board and the Company generally;
(f)	devote time to developing and refreshing your knowledge and skills;
(g)	uphold high standards of integrity and probity and support the chairman and executive directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;
(h)	insist on receiving high-quality information sufficiently in advance of Board meetings;
(i)	take into account the views of shareholders and other stakeholders where appropriate;
(j)	make sufficient time available to discharge your responsibilities effectively;
(k)	exercise relevant powers under, and abide by, the Articles;
(l)
disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

(m)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Board;
(n)	exercise your powers as a director in accordance with the Company's policies and procedures and the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977; and
(o)	not do anything that would cause you to be disqualified from acting as a director.
3.6
It goes without saying that at all times you must carry out your duties diligently, with due skill, care and attention and use your best endeavours to promote and protect the interests of the Company and any company in the Company's group.

3.7	Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.8	You shall be entitled to request all relevant information about the Company's affairs as is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.
4.	FEES AND EXPENSES
4.1
As more fully explained in the Non-Employee Director Compensation Policy appended to this letter of appointment, you shall be paid a gross annual fee of $60,000 (current at the date of this letter) (the "Annual Appointment Fee"). In addition to the Annual Appointment Fee, you shall receive a gross annual fee of $15,000 in respect of your appointment as a member of the Audit & Compliance Committee (together with the Annual Appointment Fee the "Fees"). The Fees shall be paid in equal instalments quarterly in advance each calendar quarter. The first instalment will be paid to you on a pro-rated basis on or as soon as practicable following 27 July 2016 to cover the period to the end of the current calendar quarter.

4.2	The Fees cover all duties and will be payable after deduction of any taxes and other amounts that are required by law, which shall be subject to a periodic review by the Board.
4.3
The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is available from the Board.

4.4
On termination of your appointment, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date.

5.	INDEPENDENT PROFESSIONAL ADVICE
In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisers at the Company's expense.  The Company shall reimburse the reasonable cost of obtaining that advice incurred by you provided that you obtain the prior authorisation of the Board.
6.	OUTSIDE INTERESTS
6.1
All directors must take decisions objectively in the best interests of the Company.  You will be expected to bring an independent judgement to bear on issues of strategy, performance, resources and standards of conduct.  You understand and accept the obligation of a director not to put himself in a position where his own interests are in conflict with those of the Company.

6.2
You have already disclosed to the Board the significant commitments you have outside your role in the Company. You must inform the chairman in advance of any changes to these commitments. In certain circumstances, you may have to seek the Board's agreement before accepting further commitments which either might give rise to a conflict of interest or a conflict with any of your duties to the Company, or which might impact on the time that you are able to devote to your role at the Company.
6.3
It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the chairman and company secretary as soon as you become aware of them and again you may have to seek the agreement of the Board.

6.4	The Board has determined that you are independent according to the independence criteria set out in the SEC Rules and the NASDAQ Rules.
7.	CONFIDENTIALITY
7.1
During your appointment, you will have access to confidential information regarding the business and financial affairs of the Company and the Company's clients.  You must not (except in the proper performance of your duties) while a director of the Company or at any time (without limit) after ceasing to be a director of the Company:

(a)	Divulge or communicate to any Person;
(b)	Use for your own purposes or for any purposes other than those of the Company or any company in the Company's group or, as appropriate, any of its or their clients; or
(c)	Through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
any trade secrets or confidential information relating to the Company or any company in the Company's group or any of its or their clients.  You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information.  These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.
7.2
All documentation relating to the business of the Company and any company in the Company's group or any of its or their clients (and any copies of the same) shall be and remain the property of the Company or the relevant company within the Company's group or client.  This will include notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs and tapes and other material (whether made or created by you and in whatever medium or format).  Please ensure that you return all property of the Company and any company in the Company's group or clients on demand and in any event on the termination of your appointment.

7.3
Nothing in this paragraph 7 shall prevent you from disclosing information which you are entitled to disclose under the UK Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act.

8.	INSIDE INFORMATION AND DEALING IN THE COMPANY'S SHARES
8.1
Your attention is drawn to the requirements under both law and regulation as to the disclosure of inside information, in particular to the Disclosure and Transparency Rules of the FCA and section 52 of the UK Criminal Justice Act 1993 on insider dealing and the applicable United States laws relating to insider dealing. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the chairman or company secretary.

8.2
During your period of appointment you are required to comply with the provisions of the Model Code (as annexed to the Listing Rules of the FCA) in relation to dealing in the Company's publicly traded or quoted securities, and any such other code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company's publicly traded or quoted securities. A copy of the current insider trading policy adopted by the Company will be provided to you separately.

9.	INDUCTION
In connection with your appointment, the Company will provide a comprehensive, formal and tailored induction which may involve overseas travel. We will arrange for site visits and meetings with senior and middle management and the Company's auditors. We will also give the major shareholders the opportunity to meet you.
10.	TRAINING
On an ongoing basis, and further to the annual evaluation process, the Company will arrange for you to develop and refresh your skills and knowledge in areas which are mutually identified as being likely to be required, or of benefit to you, in carrying out your duties effectively. You should try to make yourself available for any relevant training sessions which may be organised for the Board.
11.	REVIEW PROCESS
The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as you can.
12.	INSURANCE AND INDEMNITY
12.1	The Company has directors' and officers' liability insurance and it intends to maintain such cover for the full term of your appointment.

12.2	The Company shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 234 of the UK Companies Act 2006.
13.	CHANGES TO PERSONAL DETAILS
You shall advise the company secretary promptly of any change in your address or other personal contact details.
14.	RETURN OF PROPERTY
On termination of your appointment with the Company however arising, or at any time at the Board's request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any company in the Company's group which may be in your possession or under your control, and which relate in any way to the Company's or a group company's business affairs and you shall not retain any copies thereof.
15.	MORAL RIGHTS
You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the UK Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.
16.	DATA PROTECTION
16.1
By signing this letter you consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the UK Data Protection Act 1998) relating to you including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness to perform your duties; or
(b)	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or
(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
16.2	You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company or any company in the Company's group

(such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.
16.3
You also consent to the transfer of such information to the Company's or any group company's business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

16.4
You shall comply with the Company's data protection policy, a copy of which is available from the Board.  The Company may change its data protection policy at any time and will notify you in writing of any changes.

17.	THIRD PARTY RIGHTS
17.1
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter.  No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

18.	ENTIRE AGREEMENT
18.1
This letter and any document referred to in it constitutes the entire terms and conditions of your appointment to the Board and supersedes and extinguishes all previous discussions, correspondence, negotiations, arrangements, agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

18.2
You agree that you shall have no remedies in respect of any representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this letter.

19.	VARIATION
No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).
20.	GOVERNING LAW AND JURISDICTION
Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to the Board.
Yours sincerely

/s/ Brian Sheridan
For and on behalf of LIVANOVA PLC

Name (printed): Brian Sheridan

Title: General Counsel & Company Secretary

I confirm and agree to the terms of my appointment as a non-executive director of LivaNova PLC as set out in this letter.

/s/ Andrea Saia

Name (printed): ANDREA SAIA

Date:  27 July 2016